Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of January 31, 2011 and effective as of the 1st day of January, 2011, by and among ZOLTEK COMPANIES, INC., a Missouri corporation having its chief executive office and principal place of business located at 3101 McKelvey Road, St. Louis, Missouri 63044 (“Parent”), ZOLTEK CORPORATION, a Missouri corporation, ENGINEERING TECHNOLOGY CORPORATION, a Missouri corporation, and ZOLTEK PROPERTIES, INC., a Missouri corporation, (individually and collectively hereinafter “Borrowers”; all references to “Borrowers” or “Borrower” shall mean each and all of the Borrowers) and M&I MARSHALL & ILSLEY BANK, successor in interest to Southwest Bank, an M&I Bank (f/k/a Southwest Bank of St. Louis) (the “Bank”), with an office at 13205 Manchester Road, St. Louis, Missouri 63131.

W I T N E S S E T H:

WHEREAS, Bank and Borrowers are parties to that certain Credit Agreement dated as of May 11, 2001, as amended by that certain First Amendment to Credit Agreement dated as of February 13, 2003, by that certain Second Amendment to Credit Agreement dated as of January 13, 2004, and by that certain Third Amendment to Credit Agreement dated as of December 21, 2006 (as amended, the “Agreement”); and

WHEREAS, Bank and Borrowers desire to amend the Agreement upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the covenants, promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

1.           Amendments to the Agreement.

(a)      The applicable definitions set forth in Section 1.01 of the Credit Agreement (Certain Defined Terms) are hereby deleted and replaced with the following or added as new definitions, as the case may be:

Adjusted Libor Rate - The Libor Rate plus the Applicable Margin.

Applicable Margin - With respect to all Revolving Credit Loans, 275 basis points.

Borrowing Base - At any date of determination, an amount equal to: (i) eighty percent (80%) of the face amount of Eligible Accounts outstanding at such date; plus (ii) the Eligible Inventory Advance Amount; minus (iii) the aggregate undrawn face amount of all outstanding letters of credit issued by the Bank for the account of any one or more of the Borrowers.  In no event, however, shall the amount advanced by the Bank pursuant to the Borrowing Base exceed Ten Million Dollars ($10,000,000).

Eligible Account – Subpart (v) of the definition of Eligible Account is hereby deleted in its entirety and replaced with the following (with the remainder of the definition of Eligible Account remaining unchanged):

(v)           it arises from a sale to an Account Debtor outside the United States unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Bank in its sole reasonable discretion; provided, however, that from and after April 1, 2009, and provided that such Accounts meet all other criteria to be an Eligible Account, (A) Accounts on which the Account Debtor is located in Canada shall be deemed Eligible Accounts, and (B) in the Bank’s continuing reasonable discretion, Accounts on which the Account Debtor is Vestas Blades (located in Denmark) may be deemed to Eligible Accounts, provided that the maximum amount of Vestas Blades Accounts included in the Borrowing Base shall not exceed at any time, in the aggregate, $500,000, and the advance rate on such Vestas Blades Eligible Accounts shall be fifty percent (50%).

Libor Rate – Shall mean the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) which is the one month British Bankers Association (BBA) LIBOR and reported by a major news service selected by Bank (such as Reuters, Bloomberg or Moneyline Telerate).  If BBA LIBOR for the one month period is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the One Month LIBOR Rate shall be established as of the preceding day on which a BBA LIBOR rate is provided for the one month period and reported by the selected news service (the "Index").  The Index is not necessarily the lowest rate charged by Bank on its loans.  If the Index becomes unavailable during the term of this Agreement, Bank may designate a substitute index after notifying Borrower.  Bank will tell Borrower the current Index rate upon Borrower's request.  The interest rate change will not occur more often than each first day of each calendar month and will become effective without notice to Borrower.

Obligations - All Loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Bank of any kind or nature, present or future, whether or not evidenced by any note, letter of credit, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise and whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, primary or secondary, joint, several or joint and several due or to become due, now existing or hereafter arising and however acquired, and all replacements, renewals, extensions and other modifications of any of the foregoing.  The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to the Borrower under any of the Loan Documents.  The term also includes any of the foregoing that arise after the filing of a petition by or against the Borrower under any bankruptcy or similar law, even if the Obligations do not accrue because of the automatic stay under Bankruptcy Code § 362 or otherwise.  Obligations include without limitation all obligations and liabilities of Borrower arising pursuant to or in connection with any interest rate swap, basis swap, forward rate, interest rate option, collar or corridor agreement or transaction or any similar transaction between the Borrower and the Bank or any of Bank’s affiliates which may now or hereafter be entered into or amended, modified, extended, or renewed.

Revolving Loan Maturity Date – January 1, 2012.

(b)      Section 3.01(a) of the Agreement is hereby deleted in its entirety and replaced by the following:

(a)           Interest shall accrue on the principal amount of the Revolving Credit Note outstanding at the end of each day at a fluctuating rate per annum equal to the Adjusted Libor Rate.  Interest shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 360 days), commencing on the date the Loan is made.  All interest payable under the Revolving Credit Note is computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated herein.

(c)      A new Section 3.01(h) is hereby added to the Agreement, to read as follows:

(h)           If the Bank in its reasonable judgment determines that (i) it would be illegal to offer the Libor Rate for Loans or (ii) that reasonable means do not exist for determining the Libor Rate, then upon notice of the Bank to the Borrower, any obligations of the Bank to make Libor Rate Loans shall be suspended until the Bank notifies the Borrower that such circumstances giving rise to such determination no longer exist, and until such time all Loans that would otherwise be made by the Bank as Libor Rate Loans shall instead be Loans made at the Prime Rate.

(d)      Section 3.02 of the Agreement is hereby deleted in its entirety and replaced by the following:

3.02           Term of Revolving Credit Facility.  Subject to the Bank's right to cease making Loans to the Borrowers at any time upon or after the occurrence and during the continuation of any Default or Event of Default, the Borrowers shall be entitled to request advances under the Revolving Credit Note for the period from the date hereof to and including the Revolving Loan Maturity Date.  In no event may the Borrowers terminate this Agreement until the Borrowers have repaid all Loans and otherwise paid and performed their Obligations hereunder.  All indemnities given by the Borrowers to the Bank under any of the Loan Documents shall survive the repayment of the Loans and the termination of this Agreement.

(e)      Section 8.01 of the Agreement (Notices) is hereby amended to modify the notice information for the Bank and the Bank’s counsel to read as follows:

If to the Bank:

M&I Marshall & Ilsley Bank
13205 Manchester Road
St. Louis, Missouri  63131
Attention:  Jackie Davis
Telecopy No.:  (314) 543-3377

and with a copy to:

Armstrong Teasdale LLP
7700 Forsyth Boulevard
St. Louis, Missouri  63105
Attention:  John J. O’Brien
Telecopy No.:  (314) 621-5065

2.           Conditions To Execution Of This Amendment.  Any provision contained herein or in the Agreement to the contrary notwithstanding, Bank’s execution of this Amendment is subject to the following:

(a)      Bank shall have first received a certified copy of the resolutions of each Borrower, duly adopted and authorizing the execution, delivery and performance of this Amendment in accordance with its terms;

(b)      All representations and warranties made in the Agreement and herein shall be true and correct in all material respects as of the date hereof and, by execution of this Amendment, each Borrower hereby certifies same to Bank;

(c)      After giving effect to this Amendment, no Borrower shall have defaulted, or taken or failed to take any action which, unless corrected, would give rise to a default on any of its obligations to Bank;

(d)      After giving effect to this Amendment, no action or omission exists as of the date hereof which constitutes, or which, with the passage of time, would constitute a Default or Event of Default;

(e)      Each Borrower shall be in compliance with all covenants of the Agreement, as amended;

(f)      All documents and filings necessary to maintain and perfect Bank’s security interest in the personal property collateral provided for in the Loan Documents shall be in full force and effect, and all actions necessary to maintain and perfect the same shall have been taken;

(g)      No material adverse change in the financial condition of the Borrowers taken as a whole shall have occurred since December 31, 2010, except as set forth in the financial statements of Parent provided to Bank;

(h)      Bank shall have received the following documents, duly executed and delivered by all parties thereto, and otherwise reasonably satisfactory in form and content to Bank and its counsel:

(i)	An Amended and Restated Revolving Credit Note in the form of Exhibit A attached hereto (which shall also serve as the revised Exhibit A of the Agreement);

(ii)	A Secretary’s Certificate from each Borrower; and

(iii)	A good standing certificate from the Secretary of State of the organizational State of each Borrower.

(i)           No pending or threatened litigation or other proceeding or investigation shall exist which could reasonably be expected to have a material adverse effect on the prospects, operation or financial condition of the Borrowers taken as a whole; and

(j)           The Borrowers shall pay the costs and expenses of Bank (including reasonable attorneys’ fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Amendment and all other matters herein provided for or required in connection with this Amendment.

3.           Representations and Warranties.  The Borrowers hereby represent and warrant to Bank that:

(a)      All representations and warranties made by the Borrowers in the Agreement are true and correct in all material respects as if they had been made on the date hereof.

(b)      No Default or Event of Default exists within the meaning of the Agreement.

(c)      The officers of the Borrowers executing this Amendment shall be fully authorized to do so, and all corporate actions necessary or proper to authorize the execution of this Amendment have been duly done, taken and performed.  No consent, authorization or approval of any other Person is necessary for the due execution and delivery by any Borrower of this Amendment and the performance by any Borrower of the terms hereof and thereof.  This Amendment is executed and delivered in accordance with any laws and regulations applicable hereto and thereto, and is the legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms.

(d)      The execution, delivery, and performance, in accordance with its terms, of this Amendment will not violate any provision of any Borrower’s organizational documents, any law, or any applicable judgment or regulation of any court or of any public or governmental agency, officer, or authority, and will not conflict with, result in a breach of or default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of any Borrower (except for the security interest created by the Loan Documents) under any indenture, mortgage, contract, deed of trust, or other agreement to which any Borrower is a party or by which any Borrower or any of its properties or assets is or may be bound.

4.           Entire Agreement.  This Amendment and the Agreement embody the entire agreement between the parties respecting the subject matter hereof and supersede all prior agreements, proposals, communications and understandings relating to such subject matter.  The terms of the Amendment shall be considered a part of the Agreement as if fully set forth therein.

5.           Miscellaneous.  This Amendment shall be binding upon the Borrowers and their respective successors and the Bank and its successors and assigns.  The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Amendment or the Agreement.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Capitalized terms not defined herein shall have the meanings set forth in the Agreement.  This Agreement shall be a contract made under and governed by the laws of the State of Missouri applicable to contracts made and to be performed entirely within such State.

6.           No Other Amendments.  In case of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment control.  Except as expressly set forth in this Amendment, the terms of the Agreement remain unchanged and in full force and effect.  The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:  "ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED, THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT.  TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT."

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BORROWERS:

ZOLTEK COMPANIES, INC.

By:	/s/ Zsolt Rumy
Name:	Zsolt Rumy
Title:	Chairman / President / CEO

ZOLTEK CORPORATION

By:	/s/ Zsolt Rumy
Name:	Zsolt Rumy
Title:	President / CEO

ENGINEERING TECHNOLOGY CORPORATION

By:	/s/ Zsolt Rumy
Name:	Zsolt Rumy
Title:	President / CEO

ZOLTEK PROPERTIES, INC.

By:	/s/ Zsolt Rumy
Name:	Zsolt Rumy
Title:	President / CEO

BANK:

M&I MARSHALL & ILSLEY BANK

By:	/s/ Jackie Davis
Name:	Jackie Davis
Title:	Vice President

By:	/s/ Robert W. Sellers
Name:	Robert W. Sellers
Title:	Senior Vice President

Signature page to Fourth Amendment to Credit Agreement

Exhibit A

AMENDED AND RESTATED REVOLVING CREDIT NOTE

US $10,000,000	January 1, 2011 St. Louis, Missouri

For value received, the undersigned, Zoltek Companies, Inc., a Missouri corporation, Zoltek Corporation, a Missouri corporation, Zoltek Properties, Inc., a Missouri corporation, and Engineering Technology Corporation, a Missouri corporation (individually and collectively hereinafter “Borrowers”; all references to “Borrowers” or “Borrower” shall mean each and all of the Borrowers), hereby jointly and severally promise to pay to the order of M&I Marshall & Ilsley Bank (the “Bank”), in lawful money of the United States of America, the principal sum of Ten Million Dollars ($10,000,000.00), or if less, the amount outstanding under Section 2.02 of the Credit Agreement (as hereinafter defined), together with interest from the date hereof at the rate provided for in the Credit Agreement.  Principal and interest of this Note shall be payable at the time or times provided in Section 3 of the Credit Agreement.

This Amended and Restated Revolving Credit Note (this “Note”) is the Revolving Credit Note referred to in, and is issued pursuant to, that certain Credit Agreement among the Borrowers and the Bank dated as of May 11, 2001, as amended by that certain First Amendment to Credit Agreement dated as of February 13, 2003, that certain Second Amendment to Credit Agreement dated as of January 13, 2004, that certain Third Amendment to Credit Agreement dated as of December 21, 2006, and by that certain Fourth Amendment to Credit Agreement of even date herewith (as further amended or otherwise modified from time to time, the “Credit Agreement”), and is entitled to all of the benefits and security of the Credit Agreement.  All of the terms, covenants and conditions of the Credit Agreement and all other instruments evidencing or securing the indebtedness hereunder are hereby made a part of this Note and are deemed incorporated herein in full.  All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Credit Agreement.

This Note is secured by the Collateral described in the Credit Agreement.

Interest hereunder shall be computed on, the basis of actual days elapsed over the period of a 360-day year.  All interest payable under this Note is computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in the Credit Agreement.  Upon or after the occurrence and during the continuation of any Event of Default, the outstanding principal balance of this Note shall bear interest at a variable rate per annum equal to the Default Rate until the principal balance of this Note is paid in full.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to the Bank for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto.

The Borrowers may prepay this Note, in whole or in part, at any time without premium or penalty.

The termination of the Credit Agreement or the occurrence and continuance of an Event of Default shall entitle the Bank, at its option, to declare the then outstanding principal balance and accrued interest hereon to be, and the same shall thereupon become, immediately due and payable without notice to or demand upon the Borrowers, all of which the Borrowers hereby expressly waive.

Time is of the essence of this Note.  To the fullest extent permitted by applicable law, the Borrowers, for themselves and their successors and assigns, expressly waive presentment, demand, protest and notice of dishonor, and hereby consent to any extensions of time, renewals, release of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.  No delay or failure on the part of the Bank in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by the Bank of any right or remedy preclude any other right, or remedy.  The Bank, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against the Borrowers, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to the Borrowers.  The Borrowers agree that, without releasing or impairing the Borrowers’ liability hereunder, the Bank may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note is a restated and amended version of that certain Revolving Credit Note dated as of May 11, 2001, executed by the Borrowers in favor of Bank in the original principal amount of $10,000,000.00, that certain Amended and Restated Revolving Credit Note dated as of February 13, 2003, executed by Borrowers in favor of Bank in the original principal amount of $5,000,000.00, that certain Amended and Restated Revolving Credit Note dated as of January 13, 2004, executed by Borrowers in favor of Bank in the original principal amount of $5,000,000.00, that certain Amended and Restated Revolving Credit Note dated as of December 27, 2004, executed by Borrowers in favor of Bank  in the original principal amount of $5,500,000.00, that certain Amended and Restated Revolving Credit Note dated as of December 21, 2006, executed by the Borrowers in favor of Bank in the original principal amount of $6,719,770.39, that certain Revolving Credit Note dated as of January 1, 2007, executed by the Borrowers in favor of Bank in the original principal amount of $6,719,770.39, that certain Revolving Credit Note dated as of January 1, 2008, executed by the Borrowers in favor of Bank in the original principal amount of $6,719,770.39, that certain Revolving Credit Note dated as of January 1, 2009, executed by the Borrowers in favor of Bank in the original principal amount of $10,000,000.00, and that certain Revolving Credit Note dated as of January 1, 2010, executed by the Borrowers in favor of Bank in the original principal amount of $10,000,000, and shall not constitute a cancellation of the principal amount of such note evidenced thereby.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Missouri.

BORROWERS HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY (WHICH BANK ALSO WAIVES) IN ANY ACTION, SUITE, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS, THE COLLATERAL, OR BANK'S CONDUCT IN RESPECT OF ANY OF THE FOREGOING.

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IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed and delivered by their respective duly authorized representatives as of the date first above written.

ZOLTEK COMPANIES, INC.

By:
Name:
Title:

ZOLTEK CORPORATION

By:
Name:
Title:

ZOLTEK PROPERTIES, INC.

By:
Name:
Title:

ENGINEERING TECHNOLOGY CORPORATION

By:
Name:
Title:

Signature page to Amended and Restated Revolving Credit Note

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